Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2015 Financial Results

Non-GAAP core operating income of $1.50 per diluted share for the first quarter 2015(1)

GAAP net loss of $42.2 million for the first quarter 2015

Dividend of $0.875 per share for the first quarter 2015, payable on April 30, 2015

Annualized dividend yield of 15%(2), 20%(3) on a tax adjusted basis

Book value per share at March 31, 2015 was $24.83

ARLINGTON, VA, April 27, 2015 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported non-GAAP core operating income of $34.5 million for the quarter ended March 31, 2015, or $1.50 per diluted share. A reconciliation of non-GAAP core operating income to GAAP net income (loss) appears at the end of this press release. On a GAAP basis, the Company reported a net loss of $(42.2) million for the quarter ended March 31, 2015, or $(1.84) per diluted share, compared to net loss of $(32.8) million for the quarter ended December 31, 2014, or $(1.43) per diluted share, and net income of $7.0 million, or $0.41 per diluted share, for the quarter ended March 31, 2014. The Company’s book value per share was $24.83 as of March 31, 2015 compared to a book value per share of $27.95 as of December 31, 2014.

Reduced expectations for U.S. growth, low global yields and uncertainty about the pathway and impact of the U.S. Federal Reserve monetary policy contributed to lower forward interest rate expectations, decreasing the value of the Company’s hedge instruments while its fixed-rate agency mortgage-backed securities (“MBS”) did not appreciate commensurately as prices for those securities increased only slightly during the quarter.  Lower rates drove heightened prepayment expectations on fixed-rate agency-backed MBS, shortening durations and creating increased mark-to-market adjustments between our 30-year agency-backed MBS and associated hedges.

During the quarter, we reduced our long-term hedges to 27% of our total hedge portfolio as of quarter end compared to approximately 35% as of year-end. With U.S. Federal Reserve policymakers continuing to focus commentary on a 2015 lift off in interest rates, Arlington has maintained hedges equal to approximately 94% of the outstanding repurchase agreement financing on its agency-backed MBS as of March 31, 2015 with an average duration of approximately 6 years to protect the portfolio as interest rates rise.

“This quarter was another quarter of strong core operating income growth, but it was also characterized by elevated net unrealized and realized losses in the Company’s hedged agency-backed MBS portfolio, which contributed to a reduction in book value per share,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “While the Company’s substantial hedge structure has provided protection during past periods of rising rates, increased volatility and rate declines resulted in the spread widening  we observed this quarter. The Company deployed capital during the quarter into new agency-backed MBS in a current favorable investment environment of wider spreads and lower cost of hedging that should benefit future core operating income.  While prepayment speeds on fixed-rate MBS accelerated during the quarter, the Company’s specified pool agency-backed MBS portfolio continued to outperform the Fannie Mae 4.0% coupon universe.”

First Quarter Highlights

Arlington completed a $35.3 million, registered public offering of 6.75% Senior Notes due 2025 in March 2015. Net interest income for the first quarter was $33.2 million, including non-cash accretion on private-label MBS of $2.7 million required under GAAP. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS increased to 8.18% during the first quarter of 2015. The Company’s debt to equity ratio at March 31, 2015 was approximately 6 to 1.

As of March 31, 2015, the Company’s agency-backed MBS portfolio consisted of $3.4 billion in face value with a cost basis and a fair value of $3.7 billion. As of March 31, 2015, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.03%, a weighted average cost of 106.23, a weighted average market price of 107.84, and had a weighted average cost of repo funding of 36 basis points. As of March 31, 2015, approximately 49% of the Company’s agency-backed MBS portfolio is in specified pools of low loan balance loans, approximately 34% is in specified pools of loans issued under the Home Affordable Refinance Program (“HARP”), while the remainder includes specified pools of loans with low FICO scores or with other characteristics selected for the prepayment protection.

On a mark-to-market basis as of March 31, 2015, the Company had an average of $2.25 billion in Eurodollar futures associated with the agency-backed MBS portfolio starting in June 2015 and ending in December 2019 with a rate of 1.58%. As of March 31, 2015, the Company also had $0.845 billion in notional 10-year interest rate swap futures with a marked rate of approximately 2.02% resulting in a combined hedged notional amount of approximately $3.1 billion. During the first quarter of 2015, the Company recorded net gains on its agency-backed MBS portfolio of $13.3 million and net losses on its derivative hedging instruments of $76.1 million. As a result of these net investment losses, the Company increased the valuation allowance against its deferred tax asset attributable to its net capital loss carry-forward during the first quarter of 2015 by $25.4 million.

As of March 31, 2015, the Company’s private-label MBS portfolio consisted of $321.2 million in face value with an amortized cost basis of $204.4 million and a fair value of $241.0 million. During the first quarter of 2015, the Company sold private-label MBS for sale proceeds of $20.9 million realizing a GAAP gain of $3.3 million. The following table presents certain statistics of the Company’s private-label MBS portfolio as of or for the quarter ended March 31, 2015 (dollars in millions):

Total Private- Label MBS

Fair market value	$241.0
Face value	$321.2
Fair market value (as a % of face value)	75.0%
Amortized cost	$204.4
Average cost (as a % of face value)	53.6%
Purchase discount	$116.8

Quarterly unlevered yield (GAAP, as a % of amortized cost)	9.6%
Weighted average coupon	2.7%

60+ days delinquent	13.9%
Credit enhancement	0.2%
Loss severity (3-month)	42.3%
Constant prepayment rate (3-month)	10.5%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the first quarter of 2015. The dividend will be paid on April 30, 2015 to shareholders of record as of March 31, 2015. This represented a 15% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $23.62 on April 24, 2015.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company calculated non-GAAP core operating income for the three months ended March 31, 2015 and 2014. In determining core operating income, the Company excludes certain legacy litigation expenses and adjusts net income determined in accordance with GAAP for the following non-cash and other items: (i) compensation costs associated with stock-based awards, (ii) non-cash accretion of private-label MBS purchase discounts, (iii) private-label MBS purchase discount accretion realized upon sale or repayment, (iv) other-than-temporary impairment charges, (v) other-than-temporary impairment charges realized upon sale, (vi) both realized and unrealized gains and losses on the agency-backed MBS and all related hedge instruments, and (vii) non-cash income tax provisions. During the first quarter of 2015, the Company has chosen to modify non-GAAP core operating income to better reflect the attributes of the business and total performance of its MBS portfolio. The Company now includes in core operating income in the period it sells a private-label MBS investment any other-than-temporary impairment charges on the investment previously recognized in prior periods. As a result, the Company has revised its previously reported core operating income for each quarterly interim period for 2014 and 2013 below to conform to the new revised presentation.

The Company’s portfolio strategy on the Company’s agency-backed MBS portfolio is to generate a net interest margin on the leveraged assets and hedge the market value of the assets, expecting that the fluctuations in the market value of the agency-backed MBS and related hedges should largely offset each other over time. As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges on its hedged, agency-backed MBS portfolio when assessing the underlying core operating income of the Company. However, the Company’s portfolio strategy on the Company’s private-label MBS portfolio is to generate a total cash return comprised of both interest income collected and the cash return realized when the private-label MBS are sold that equals the difference between the sale price and the discount to par paid at acquisition. Therefore, the Company excludes non-cash accretion of private-label MBS purchase discounts from non-GAAP core operating income, but includes realized cash gains or losses on its private-label MBS portfolio in core operating income to reflect the total cash return on those securities over their holding period.

This non-GAAP core operating income measurement is used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends. The Company believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on our performance and provides additional clarity around our earnings capacity and trends. A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, the Company believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

The following is a reconciliation of GAAP net income to non-GAAP core operating income for the three months ended March 31, 2015 and 2014 (dollars in thousands):

	Three Months Ended March 31,
	2015	2014 Revised	2014 As Previously Reported
GAAP net (loss) income	$(42,185)	$7,033	$7,033
Adjustments:
Legacy litigation expenses (a)	—	11	11
Non-cash income tax provision	12,132	4,203	4,203
Stock compensation	111	677	677
Non-cash interest income related to purchase discount accretion of private-label MBS	(2,696)	(3,317)	(3,317)
Purchase discount accretion of private-label MBS realized upon sale or repayment	4,445	874	874
Net realized and unrealized loss on trading MBS and hedge instruments	62,727	10,633	10,633
Other-than-temporary impairment charges realized upon sale	—	(2,636)	—
Other-than-temporary impairment charges	—	—	—
Non-GAAP core operating income	$34,534	$17,478	$20,114
Non-GAAP core operating income per diluted share	$1.50	$1.02	$1.18
Weighted average diluted shares outstanding	23,096	17,081	17,081

(a)	Legacy litigation expenses relate to legal matters pertaining to events related to business activities the Company completed or exited in or prior to 2009 — primarily debt extinguishment, sub-prime mortgage origination and securitization and broker/dealer operations.

The following is a reconciliation of previously reported non-GAAP core operating income and revised non-GAAP core operating income for each fiscal quarter during the years ended December 31, 2014 and 2013 to reflect the modified definition of non-GAAP core operating income that now includes any other-than-temporary impairment charge realized upon the sale of a private-label MBS investment as described above (in thousands):

	Previously Reported	Revision	Revised
Quarter ended March 31, 2014	$20,114	$(2,636)	$17,478
Quarter ended June 30, 2014	24,390	(1,390)	23,000
Quarter ended September 30, 2014	28,674	—	28,674
Quarter Ended December 31, 2014	32,580	(1,154)	31,426
Quarter ended March 31, 2013	14,666	(1,375)	13,291
Quarter ended June 30, 2013	23,840	—	23,840
Quarter ended September 30, 2013	19,982	—	19,982
Quarter ended December 31, 2013	18,792	—	18,792

(2)	Based on the annualized first quarter 2015 dividend and the Class A common stock closing price on the NYSE of $23.62 on April 24, 2015.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 20% yield.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Tuesday, April 28, 2015 to discuss the results. Investors wishing to listen to the earnings call may do so via the Internet at:  http://www.arlingtonasset.com/index.php?s=19.

Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, interest rates, the Company’s portfolio, deployment of capital, core operating income, leverage, portfolio allocation, portfolio hedging, migrating capital from the private-label MBS portfolio to the agency-backed MBS portfolio, market conditions, earnings, dividends, book value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
INTEREST INCOME	$36,964	$23,867

INTEREST EXPENSE
Interest on short-term debt	3,080	1,734
Interest on long-term debt	648	551
Total interest expense	3,728	2,285
Net interest income	33,236	21,582

OTHER LOSS, NET
Investment loss, net	(59,368)	(5,911)
Other loss	(3)	(3)
Total other loss, net	(59,371)	(5,914)
Operating (loss) income before other expenses	(26,135)	15,668

OTHER EXPENSES
Compensation and benefits	2,412	2,961
Professional services	130	516
Insurance	105	105
Occupancy and equipment	116	99
Board of director fees	238	231
Other operating expenses	307	243
Total other expenses	3,308	4,155

(Loss) income before income taxes	(29,443)	11,513

Income tax provision	12,742	4,480

Net (loss) income	$(42,185)	$7,033

Basic (loss) earnings per share	$(1.84)	$0.42

Diluted (loss) earnings per share	$(1.84)	$0.41

Weighted average shares outstanding - basic (in thousands)	22,973	16,808
Weighted average shares outstanding - diluted (in thousands)	22,973	17,081

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$15,315	$33,832
Receivables
Interest	11,269	10,701
Sold securities receivable	78,915	-
Other	528	1,138
Mortgage-backed securities, at fair value
Available-for-sale	241,045	267,477
Trading	3,687,736	3,414,300
Other investments	1,819	1,837
Derivative assets, at fair value	1,508	1,267
Deferred tax assets, net	113,276	122,365
Deposits	213,037	160,427
Prepaid expenses and other assets	2,169	1,145
Total assets	$4,366,617	$4,014,489

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$3,371,690	$3,179,775
Interest payable	1,162	1,106
Accrued compensation and benefits	1,562	6,067
Dividend payable	21,574	20,195
Derivative liabilities, at fair value	175,793	124,308
Purchase securities payable	148,252	-
Accounts payable, accrued expenses and other liabilities	751	1,006
Long-term debt	75,300	40,000
Total liabilities	3,796,084	3,372,457

Equity:
Common stock	230	230
Additional paid-in capital	1,897,138	1,897,027
Accumulated other comprehensive income, net of taxes	28,017	35,872
Accumulated deficit	(1,354,852)	(1,291,097)
Total equity	570,533	642,032

Total liabilities and equity	$4,366,617	$4,014,489

Book Value per Share	$24.83	$27.95

Shares Outstanding (in thousands) (1)	22,973	22,973

(1) Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.